Form FWP / Filed pursuant to Rule 433
Registration Statement No. 333-207222

Form FWP / Filed pursuant to Rule 433
Registration Statement No. 333-207222

MEMBERS® HORIZON
Investment Guide


Explore new possibilities for diversified investing

CUNA MUTUAL GROUP
MEMBERS Life Insurance Company

MEMBERS™
Insurance & Investments

MHA-1449442

1-0316-0418



Respond to market volatility

MEMBERS® Horizon is a variable annuity contract that lets you diversify for higher growth potential and set a personal limit on loss for a portion of your money—all in one place. It combines traditional options for growth with unique choices that protect against market risk.

Here's why that's important

In 2015, the 20-year annualized return for the average equity mutual fund investor was **4.67%**. The S&P 500 Index over the same 20 years was **8.19%**.[1] The potential to capture that extra **3.52%** per year is why you need to stay in the market.

Diversification helps you stay invested during volatile markets. MEMBERS® Horizon takes that diversification a step further by allowing you to set a limit on loss for a portion of your money. With a wide range of funds for growth, along with personalized downside protection, Horizon brings you a whole new way to look at investing.

Customize your portfolio

Horizon has two separate sides: **variable** and **risk control**. The variable side offers a wide range of investment choices that are fully exposed to the market's potential for gains ... or losses. The risk control side is linked to the performance of a market index and lets you set limits on the volatility of your returns. Those limits aren't just goals or targets—they're *guaranteed*.[2]

Horizon combines powerful growth potential and a unique way to control risk. That helps you stay in the market, ride out volatility and widen the possibilities for diversified investing.



When you:

Diversify your money **+** **Protect** a portion

- Volatility can be easier to tolerate
- You may stay in the market longer

[1] *DALBAR's 22nd Annual Quantitative Analysis of Investor Behavior, 2016.*

[2] *All guarantees are backed by the claims-paying ability of MEMBERS Life Insurance Company and do not extend to the performance of the underlying accounts which can fluctuate with changes in market conditions.*

Options for every investor

Horizon gives you choices based on risk tolerance and investment style.

Risk tolerance refers to how conservative or aggressive your attitude is toward investing. Savings goals, age and personality can all contribute to your comfort with risk. If you're years from retirement and have already built a nest egg, you may choose to put more money on Horizon's variable side, perhaps allocating those dollars to stock funds with higher possible gains or losses. For the dollars on the risk control side, you might set a wider performance zone to safeguard against just the most dramatic fluctuations.

However, if you're already retired, you might take a more conservative approach. You may decide to put more dollars on your risk control side and set a narrow zone to protect from any index-linked losses. On your variable side, you might also allocate more to bonds than stocks to provide additional stability.

Horizon's variable subaccounts also offer options based on investment style:

- **Active funds** attempt to beat the market through security selection and market evaluation. They employ sophisticated analytical techniques and may carry higher investment management fees as they seek higher performance.
- **Passive funds** are typically lower cost and often try simply to match the performance of a market index. Certain passive funds may use additional strategic techniques to improve performance relative to index benchmarks.

You can invest in active funds, passive funds or a blend of both. Many investors choose a blend, as a way to balance costs and growth opportunities. If you're looking to keep costs low, a portfolio of only passive funds might be a good fit.

Work with your advisor to design the custom portfolio that's right for you or start with one of Horizon's convenient express portfolios, expertly constructed by our investment professionals.





Real growth potential

To build the variable side of your Horizon portfolio, your advisor will help you choose from nearly 50 subaccounts in these asset classes:

Money market. You may want to consider money market funds, or cash equivalents, for stability—in exchange for lower returns.

Allocation. Choose from a variety of asset allocation subaccounts which deliver their own mix of underlying funds and securities. You'll find options aligned with different levels of risk tolerance and exposure to U.S. or global markets. You'll also have funds that employ tactical approaches to take advantage of growth opportunities.

Bond. Select from a range of fixed income options that offer various issuers, durations, credit ratings or potential yields. You will find many choices in the U.S. government and corporate bond markets, along with international options.

U.S. stock. Choose from a wide range of domestic equity options, including small-, mid- and large-capitalization companies and various sectors. You'll also find different investment styles and options for growth or value stocks—or a blend of both.

International stock. Outside the U.S., you can consider equity options in developed economies or emerging markets, and a range of choices based on investment style and market capitalization.

Specialty. As an alternative to traditional asset classes, these subaccounts can provide further diversification and allow you to invest in tangible assets like real estate, commodities or infrastructure.

[1] Diversification does not guarantee a profit or prevent a loss. Investment options are subject to market fluctuations, investment risk and possible loss of principal.



Protection from dramatic market fluctuations

On the risk control side of Horizon, your performance is linked to market indexes. Your financial advisor will help you decide:

- How much of your investment to protect with risk controls.
- How much of your risk control dollars to link to each index.
- Floors and caps—your performance zone of upside potential and downside protection, created by allocating between the Secure and Growth account for each index.



The indexes include:

S&P 500. An index that tracks changes in market value for 500 major U.S. companies, and generally represents the performance of the U.S. stock market as a whole.

MSCI EAFE. An international equity index that measures the performance of developed markets outside the U.S. and Canada, including those in Europe, Australia and Southeast Asia.

Your investment options

Please review the fund prospectus for details on investment objectives and expenses.

Risk Control

Category	Risk Control	Risk Control	Risk Control	Risk Control
Investment Option	Secure Account *Modest declared rate cap and 0% rate floor*	Growth Account *Higher declared rate cap and -10% rate floor*	Secure Account *Modest declared rate cap and 0% rate floor*	Growth Account *Higher declared rate cap and -10% rate floor*
Index	S&P 500	S&P 500	MSCI EAFE	MSCI EAFE

Money Market

Category	Money Market
Investment Option	Vanguard VIF Money Market
Investment Manager	The Vanguard Group, Inc.

Allocation

Category	Moderate Allocation	World Allocation	Tactical Allocation	Conservative Allocation	Conservative Allocation	Moderate Allocation	Aggressive Allocation	Aggressive Allocation
Investment Option	American Funds IS® Asset Allocation Fund 1 (Series I)	BlackRock Global Allocation V.I. I	PIMCO VIT All Asset (Institutional Class)	TOPS® Conservative ETF Portfolio (Class 1)	TOPS® Balanced ETF Portfolio (Class 1)	TOPS® Moderate Growth ETF Portfolio (Class 1)	TOPS® Growth ETF Portfolio (Class 1)	TOPS® Aggressive Growth ETF Portfolio (Class 1)
Investment Manager	Capital Research and Management Company	BlackRock Advisors, LLC	PIMCO	ValMark Advisers, Inc.	ValMark Advisers, Inc.	ValMark Advisers, Inc.	ValMark Advisers, Inc.	ValMark Advisers, Inc.

Bond

Category	Intermediate-Term Bond	High Yield Bond	Emerging Markets Bond	Intermediate-Term Bond	High Yield Bond	Intermediate-Term Bond	Intermediate-Term Bond	Inflation-Protection Bond
Investment Option	American Funds IS® Bond Fund (Series I)	American Funds IS® High-Income Bond Fund (Series I)	Columbia VP Emerging Markets Bond 1	Dreyfus VIF Quality Bond (Initial Class)	Franklin High Income VIP (Class 1)	Goldman Sachs VIT Core Fixed Income Fund (Institutional)	MFS® Total Return Bond Series (Initial Class)	PIMCO VIT Real Return (Institutional Class)
Investment Manager	Capital Research and Management Company	Capital Research and Management Company	Columbia Management Investment Advisers, LLC	The Dreyfus Corporation	Franklin Advisors, Inc.	Goldman Sachs Asset Management, LP	Massachusetts Financial Services Company	PIMCO

Category	High Yield Bond	World Bond	High Yield Bond	Intermediate-Term Bond
Investment Option	Putnam VT High Yield Fund (IA)	Templeton Global Bond VIP (Class 1)	Vanguard VIF High Yield Bond	Vanguard VIF Total Bond Market Index
Investment Manager	Putnam Investment Management, LLC	Franklin Advisors, Inc.	The Vanguard Group, Inc.	The Vanguard Group, Inc.

U.S. Stocks

Category	Large Growth	Large Value	Small Value	Small Blend	Small Blend	Large Value	Large Growth
Investment Option	American Funds IS® Growth Fund (Series I)	DFA VA US Large Value	DFA VA US Targeted Value	Invesco V.I. Small Cap Equity Fund (Series I)	MFS® Blended Research® Small Cap Equity Portfolio (Initial Class)	MFS® Value Series (Initial Class)	The Universal Institutional Funds, Inc. Growth Portfolio (Class I)
Investment Manager	Capital Research and Management Company	Dimensional Fund Advisors LP	Dimensional Fund Advisors LP	Invesco Advisers, Inc.	Massachusetts Financial Services Company	Massachusetts Financial Services Company	Morgan Stanley Investment Management Inc.
Category	Large Growth	Large Growth	Large Value	Large Blend	Mid-Cap Blend	Small Growth	Large Blend
Investment Option	T. Rowe Price Blue Chip Growth Portfolio	Vanguard VIF Capital Growth	Vanguard VIF Diversified Value	Vanguard VIF Equity Index	Vanguard VIF Mid-Cap Index	Vanguard VIF Small Company Growth	Vanguard VIF Total Stock Market Index
Investment Manager	T. Rowe Price Associates	The Vanguard Group, Inc.	The Vanguard Group, Inc.	The Vanguard Group, Inc.	The Vanguard Group, Inc.	The Vanguard Group, Inc.	The Vanguard Group, Inc.

International Stocks

Category	Foreign Large Blend	Foreign Small/Mid Blend	Foreign Large Value	Diversified Emerging Markets	World Stock	Foreign Large Growth	Foreign Large Value	Foreign Large Growth
Investment Option	American Funds IS® International Fund (Series I)	DFA VA International Small	DFA VA International Value	Lazard Retirement Emerging Markets Equity Fund (Investor)	The Universal Institutional Funds, Inc. Global Infrastructure Portfolio (Class I)	Oppenheimer International Growth Fund/VA (Non-Service Shares)	Templeton Foreign VIP (Class 1)	Vanguard VIF International
Investment Manager	Capital Research and Management Company	Dimensional Fund Advisors LP	Dimensional Fund Advisors LP	Lazard Asset Management LLC	Morgan Stanley Investment Management Inc.	OFI Global Asset Management, Inc. (OppenheimerFunds, Inc. is sub-adviser)	Franklin Advisors, Inc.	The Vanguard Group, Inc.

Specialty

Category	Global Real Estate	Utilities	Commodities Broad Basket	Real Estate
Investment Option	Invesco V.I. Global Real Estate Fund (Series I)	MFS® Utilities Series (Initial Class)	PIMCO Commodity-RealReturn® Strategy Portfolio	Vanguard VIF REIT Index
Investment Manager	Invesco Advisers, Inc.	Massachusetts Financial Services Company	PIMCO	The Vanguard Group, Inc.

Conservative express portfolios

INVESTOR 1

Risk Attitude: Conservative

Investment Style: Active + Passive

Variable vs. Risk Control

Variable: **20%**

Risk Control: **80%**

Variable



Allocation 6%
Specialty 5%
International Stock 13%
US Stock 14%
Bond 62%

Risk Control



S&P 500: 80%
Growth Account: 50%
Secure Account: 50%
MSCI EAFE: 20%
Growth Account: 50%
Secure Account: 50%

Variable Subaccounts

PIMCO VIT All Asset (Institutional Class)	6%	Allocation
Vanguard VIF Total Bond Market Index	30%	Bond
MFS Total Return Bond Series (Initial Class)	20%	Bond
Putnam VT High Yield Fund (IA)	7%	Bond
Columbia VP Emerging Markets Bond 1	5%	Bond
Vanguard VIF Total Stock Market Index	14%	US Stock
DFA VA International Value	5%	International Stock
Vanguard VIF International	5%	International Stock
Universal Institutional Funds, Inc. Global Infrastructure Portfolio (Class I)	3%	International Stock
Vanguard VIF REIT Index	3%	Specialty
Invesco V.I. Global Real Estate Fund (Series I)	2%	Specialty

INVESTOR 2

Risk Attitude: Conservative

Investment Style: Passive Only

Variable vs. Risk Control

Variable: **20%**

Risk Control: **80%**

Variable



Specialty 5%
International Stock 10%
US Stock 18%
Bond 67%

Risk Control



S&P 500: 70%
Growth Account: 50%
Secure Account: 50%
MSCI EAFE: 30%
Growth Account: 50%
Secure Account: 50%

Variable Subaccounts

Vanguard VIF Total Bond Market Index	60%	Bond
Vanguard VIF High Yield Bond	7%	Bond
Vanguard VIF Total Stock Market Index	15%	US Stock
DFA VA US Large Value	2%	US Stock
DFA VA US Targeted Value	1%	US Stock
DFA VA International Value	5%	International Stock
Vanguard VIF International	5%	International Stock
Vanguard VIF REIT Index	5%	Specialty

Moderate express portfolios

INVESTOR 3

Risk Attitude: Moderate | **Investment Style:** Active + Passive

Variable vs. Risk Control

Variable: **40%** | Risk Control: **60%**

Variable



Allocation **6%**
Specialty **5%**
US Stock **26%**
Bond **38%**
International Stock **25%**

Risk Control



S&P 500: 70%
Growth Account: 81%
Secure Account: 19%
MSCI EAFE: 30%
Growth Account: 78%
Secure Account: 22%

Variable Subaccounts

PIMCO VIT All Asset (Institutional Class)	6%	Allocation
Vanguard VIF Total Bond Market Index	14%	Bond
MFS Total Return Bond Series (Initial Class)	13%	Bond
Putnam VT High Yield Fund (IA)	6%	Bond
Columbia VP Emerging Markets Bond 1	5%	Bond
Vanguard VIF Equity Index	10%	US Stock
Vanguard VIF Mid-Cap Index	8%	US Stock
DFA VA US Large Value	5%	US Stock
DFA VA US Targeted Value	3%	US Stock
DFA VA International Value	8%	International Stock
Vanguard VIF International	7%	International Stock
Lazard Retirement Emerging Markets Equity Fund (Investor)	6%	International Stock
Universal Institutional Funds, Inc. Global Infrastructure Portfolio (Class I)	4%	International Stock
Vanguard VIF REIT Index	3%	Specialty
Invesco V.I. Global Real Estate Fund (Series I)	2%	Specialty

INVESTOR 4

Risk Attitude: Moderate | **Investment Style:** Passive Only

Variable vs. Risk Control

Variable: **40%** | Risk Control: **60%**

Variable



Specialty **4%**
International Stock **21%**
US Stock **31%**
Bond **44%**

Risk Control



S&P 500: 70%
Growth Account: 81%
Secure Account: 19%
MSCI EAFE: 30%
Growth Account: 78%
Secure Account: 22%

Variable Subaccounts

Vanguard VIF Total Bond Market Index	40%	Bond
Vanguard VIF High Yield Bond	4%	Bond
Vanguard VIF Total Stock Market Index	21%	US Stock
DFA VA US Large Value	6%	US Stock
DFA VA US Targeted Value	4%	US Stock
Vanguard VIF International	12%	International Stock
DFA VA International Value	9%	International Stock
Vanguard VIF REIT Index	4%	Specialty

Aggressive express portfolios

INVESTOR 5

Risk Attitude: Aggressive | **Investment Style:** Active + Passive

Variable vs. Risk Control

Variable: **60%** | Risk Control: **40%**

Variable



Allocation 7%
Specialty 6%
Bond 16%
US Stock 37%
International Stock 34%

Risk Control



S&P 500: 60%
Growth Account: 92%
Secure Account: 8%
MSCI EAFE: 40%
Growth Account: 88%
Secure Account: 12%

Variable Subaccounts

PIMCO VIT All Asset (Institutional Class)	7%	Allocation
Putnam VT High Yield Fund (IA)	7%	Bond
Columbia VP Emerging Markets Bond 1	5%	Bond
Vanguard VIF Total Bond Market Index	4%	Bond
Vanguard VIF Equity Index	14%	US Stock
Vanguard VIF Mid-Cap Index	11%	US Stock
DFA VA US Large Value	8%	US Stock
DFA VA US Targeted Value	4%	US Stock
DFA VA International Value	11%	International Stock
Vanguard VIF International	11%	International Stock
Lazard Retirement Emerging Markets Equity Fund (Investor)	8%	International Stock
Universal Institutional Funds, Inc. Global Infrastructure Portfolio (Class I)	4%	International Stock
Invesco V.I. Global Real Estate (Series I)	3%	Specialty
Vanguard VIF REIT Index	3%	Specialty

INVESTOR 6

Risk Attitude: Aggressive | **Investment Style:** Passive Only

Variable vs. Risk Control

Variable: **60%** | Risk Control: **40%**

Variable



Bond 11%
Specialty 6%
International Stock 38%
US Stock 45%

Risk Control



S&P 500: 60%
Growth Account: 92%
Secure Account: 8%
MSCI EAFE: 40%
Growth Account: 88%
Secure Account: 12%

Variable Subaccounts

Vanguard VIF High Yield Bond	7%	Bond
Vanguard VIF Total Bond Market Index	4%	Bond
Vanguard VIF Total Stock Market Index	28%	US Stock
DFA VA US Large Value	12%	US Stock
DFA VA US Targeted Value	5%	US Stock
Vanguard VIF International	20%	International Stock
DFA VA International Value	18%	International Stock
Vanguard VIF REIT Index	6%	Specialty

Professional money management

Horizon's variable subaccount investments are managed by professionals who have been carefully chosen as specialists in specific asset classes and investment styles. All investment firms are highly recognized within the industry, and adhere to a consistent and disciplined investment process.

Columbia Threadneedle Investments | Invesco | OppenheimerFunds The Right Way to Invest

American Funds | Dimensional | Goldman Sachs Asset Management

BlackRock | Franklin Templeton Investments | T. Rowe Price

Vanguard | TOPS The Optimized Portfolio System

PIMCO | MFS Investment Management | Putnam Investments

Lazard Asset Management | Morgan Stanley Investment Management | BNY Mellon | Dreyfus



A tradition built on achieving goals

MEMBERS® Horizon is issued by MEMBERS Life Insurance Company (MEMBERS Life), a wholly owned indirect subsidiary of CMFG Life Insurance Company (CMFG Life) and part of CUNA Mutual Group. That means it shares in a long-standing commitment to provide high-quality retirement products and services that help our customers move confidently into the future.

And leveraging strength

Since 1935, a strong financial foundation has been how we deliver on our promises. As of December 31, 2015, financial records of CMFG Life, a Fortune 1000 company, indicated $15.483 billion in assets, $13.624 billion in liabilities and $1.858 billion in policyowner surplus. Financial records of MEMBERS Life indicated $1.008 billion in assets, $0.986 billion in liabilities with $22 million in policyowner surplus.

MEMBERS Life is rated A (Excellent), third-highest rating out of 16, by A.M. Best as of January 2016. In addition, Moody's Investors Service provided financial strength ratings of A2 to MEMBERS Life. The A2 rating ranks sixth-highest out of 21 ratings.

IMPORTANT DISCLOSURES

Annuities are long-term insurance products designed for retirement purposes. Many variable annuities, including the MEMBERS® Horizon, offer four main features: (1) a selection of investment options, (2) tax-deferred earnings accumulation, (3) guaranteed lifetime payout options, and (4) death benefit options. A current prospectus for the MEMBERS® Horizon should either precede or accompany this brochure. Before investing, consider the annuity's investment objectives, risks, charges and expenses. The prospectus contains this and other information. Please read it carefully.

Annuity contract values, death benefits and other values fluctuate based on the performance of the investment options and may be worth more or less than your total purchase payment when surrendered. **All guarantees are backed by the claims-paying ability of MEMBERS Life Insurance Company (MEMBERS Life) and do not extend to the performance of the underlying accounts which can fluctuate with changes in market conditions.** Withdrawals may be subject to surrender charges, and may also be subject to a market value adjustment (MVA). The MVA can have a positive or negative impact on contract values, depending on how interest rates have changed since the contract was issued. The range of fees and charges for the MEMBERS® Horizon includes a contract fee of 1.50% to 1.75%, surrender charges of 0% to 9% and management fees that vary by Variable subaccount investment option.

Hypothetical examples do not represent any specific annuity contract and may not be used to project or predict investment results. You may not invest directly in an index. Rate caps vary by Index and by Risk Control account and can be adjusted annually on Risk Control account anniversary, subject to a minimum rate cap of 1.00% and a bailout provision. A bailout rate is set for each Risk Control account. If the rate cap for a given year is declared below that rate, you may transfer your value from that Risk Control account to the Variable subaccounts. You'll have 30 days after your Risk Control account anniversary to make this transfer.

Withdrawals of taxable amounts are subject to ordinary income tax, and if taken before age 59½ may be subject to a 10% federal tax penalty. If you are considering purchasing an annuity as an IRA or other tax-qualified plan, you should consider benefits other than tax deferral since those plans already provide tax-deferred status. MEMBERS Life does not provide tax or legal advice. Contact a licensed professional.

There is no guarantee that the S&P 500 Index or MSCI EAFE Index will be available during the entire time you own your contract. We reserve the right to add, delete or substitute an Index. If we substitute an Index, the performance of the new Index may differ from the original Index. This, in turn, may affect the performance of your Risk Control accounts. We will not substitute an Index until approved by the insurance department in your state. We reserve the right to add or substitute a Risk Control account. We will notify you of any change in a Risk Control account or Index in advance. Notification will be in your annual report unless timing of any such change would cause us to send notification prior to your Risk Control account anniversary.

Investment options are subject to market fluctuation, investment risk and possible loss of principal. Asset allocation and diversification do not guarantee a profit or prevent a loss. See your prospectus for details about your investment options and refer to the fund prospectus for information on specific investment objectives.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the fund.

For funds that invest in various underlying funds, including ETFs, the ability of the fund to achieve its objective depends largely on the performance of the underlying funds in which it invests. Each underlying fund's performance, in turn, depends on the particular securities in which that underlying fund invests. Total expenses associated with these funds may be higher than with other mutual funds. There can be no assurance that the investment objectives of any underlying funds will be achieved. These funds are indirectly subject to all of the risks associated with an investment in the underlying funds. The investment objectives and policies of certain underlying funds may be similar to those of other underlying funds managed by the same investment advisor. No representation is made, and there can be no assurance given, that any underlying fund's investment results will be comparable to the investment results of any other underlying funds, including another underlying fund with the same investment advisor or manager.

Funds that invest in bonds are subject to certain risks, including interest rate risk, credit risk and inflation risk. Bond funds that invest in bonds and other debt obligations will have their share price and yield affected by interest rate movements. Bond prices generally move in the opposite direction of interest rates. Thus, as the prices of the bonds in the fund adjust to a rise in interest rates, the fund's share price may decline, and when redeemed, may be worth more or less than original cost. Long-term bonds are more exposed to interest rate risk than short-term bonds. Funds that invest a significant portion of their assets in high-yield, lower-rated (junk) bonds generally have greater price swings and higher risk of default and loss of principal than investment grade bonds.

Funds that invest in stocks offer the potential for long-term gains but can be subject to short-term price fluctuations. Small and mid-size company securities involve special risks, such as relatively small revenues, limited product lines and small market share, significant stock price fluctuations and illiquidity. Investments in companies involved in mergers, liquidations, reorganizations and distressed bankruptcy, which may include defaulted debt, involve higher credit and other risks.

Foreign investing, especially in emerging markets, involves additional risks, including currency fluctuations, economic instability, market volatility, potential differences in financial and accounting controls and standards, and political and social instability.

Derivatives can be illiquid and may, therefore, have a potentially large, negative impact on a portfolio's performance. REITs involve refinancing risks, change in property values and other risks with a portfolio concentrating in one sector. These and other risks are described more fully in each fund's prospectus. Alternative strategies are not suitable for all investors. Many alternative strategies use sophisticated and aggressive investment techniques. Certain alternative strategies may be tied to hard assets, such as commodities, currencies and real estate, and may be subject to greater volatility as they may be affected by overall market movements, changes in interest rates or factors affecting a particular industry, commodity or currency, and international economic, political, and regulatory developments.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC ("SPDJI"), and has been licensed for use by CMFG Life Insurance Company (CMFG Life). MEMBERS Life is a wholly-owned indirect subsidiary of CMFG Life. Standard & Poor's®, S&P® and S&P 500® are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CMFG Life Insurance Company. MEMBERS® Horizon is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in this product nor do they have any liability for any errors, omissions or interruptions of the S&P 500 Index. The S&P 500 Index does not include dividends paid by the underlying companies.

MEMBERS® Horizon is not sponsored, endorsed, issued, sold or promoted by MSCI, and MSCI bears no liability with respect to this product or any index on which it is based. The prospectus contains a more detailed description of the limited relationship MSCI has with CMFG Life Insurance Company and any related products.

Insurance products are issued by MEMBERS Life, 2000 Heritage Way, Waverly, Iowa 50677. Variable products are underwritten and distributed by CUNA Brokerage Services, Inc., member FINRA/SIPC, a registered broker/dealer and investment advisor. MEMBERS Insurance & Investments is the marketing name for products offered by MEMBERS Life and other leading carriers. **Investment and insurance products are not federally insured, may involve investment risk, may lose value and are not obligations of or guaranteed by the financial institution.** All contracts and forms may vary by state, and may not be available in all states or through all broker/dealers. Base policy forms 2015-VA-B and 2015-VA-C.